As Filed with the Securities and Exchange Commission on January 20, 2010.
REGISTRATION NO. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
FUELCELL ENERGY, INC.
(Exact Name of Registrant as Specified in Its Charter)
Delaware
(State or Other Jurisdiction of Incorporation or Organization)
06-0853042
(I.R.S. Employer Identification Number)
3 Great Pasture Road
Danbury, Connecticut 06813
(203) 825-6000
(Address, Including Zip Code, and Telephone Number, Including Area Code,
of Registrant’s Principal Executive Offices)
R. Daniel Brdar
President, Chief Executive Officer and Chairman of the Board
FuelCell Energy, Inc.
3 Great Pasture Road
Danbury, Connecticut 06813
(203) 825-6000
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of
Agent for Service)
Copies of All Communications to:

Richard A. Krantz, Esq.	Peter J. Schaeffer, Esq.
Robinson & Cole LLP	Patterson Belknap Webb & Tyler LLP
1055 Washington Blvd.	1133 Avenue of the Americas
Stamford, Connecticut 06901	New York, NY 10036-6710
(203) 462-7500	(212) 336-2000
Approximate Date of Commencement of Proposed Sale to the Public: From time to time after the effective date of this registration statement.
          If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
          If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered in connection with dividend or interest reinvestment plans, check the following box. ☑.
          If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
          If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
          If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
          If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

		Proposed		Proposed
		Maximum		Maximum
Title of Each Class	Amount	Offering		Aggregate		Amount of
of Securities	To Be	Price Per		Offering		Registration
to Be Registered	Registered	Share		Price		Fee
Common Stock $0.0001 par value	6,000,000	$3.62	(1)	$21,720,000	(1)	$1,548.63

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 based upon the average of the high and low prices of the common stock of the Registrant as reported by the Nasdaq Global Market on January 13, 2010.
          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.
SUBJECT TO COMPLETION, DATED JANUARY 19, 2010
PROSPECTUS
[LOGO]
6,000,000 Shares of Common Stock

          We may offer, from time to time in one or more transactions, up to 6,000,000 shares of our common stock, $.0001 par value (the “Shares”).
          The Shares may be offered to or through underwriters, through agents or dealers, directly to one or more purchasers or through a combination of such methods. In certain cases, we will specify in an accompanying prospectus supplement the offering price and terms of an offering of the Shares, including, but not limited to, the names of any underwriters, agents or dealers. The prospectus supplement may also add, update or change information contained in this prospectus. For additional information on the method and manner of sale, refer to the section entitled “Plan of Distribution”.
          You should read this prospectus and the prospectus supplements carefully before you invest in the Shares.
          We will use the net proceeds received from the sale of the Shares for general corporate purposes.
          Our common stock is quoted on the Nasdaq Global Market under the symbol “FCEL”. The last reported sale price of our common stock on the Nasdaq Global Market on January                     , 2010 was $           per share.
          Our principal executive offices are located at 3 Great Pasture Road, Danbury, Connecticut 06813, and our telephone number is (203) 825-6000.
          Investing in our securities involves risks that are described in the “Risk Factors” section beginning on page 3 of this prospectus.
          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2010.

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FORWARD-LOOKING STATEMENTS
When used in this prospectus, the words “expects”, “anticipates”, “estimates”, “should”, “will”, “could”, “would”, “may”, and similar expressions are intended to identify forward-looking statements. Such statements relate to the development and commercialization of FuelCell Energy, Inc’s. and its subsidiaries (“FuelCell Energy”, “Company”, “we”, “us” and “our”) fuel cell technology and products, future funding under government research and development contracts, the expected cost competitiveness of our technology, and our ability to achieve our sales plans and cost reduction targets. These and other forward-looking statements contained in this prospectus are subject to risks and uncertainties, known and unknown, that could cause actual results to differ materially from those forward-looking statements, including, without limitation, general risks associated with product development and manufacturing, changes in the utility regulatory environment, potential volatility of energy prices, government appropriations, the ability of the government to terminate its development contracts at any time, rapid technological change, and competition and changes in accounting policies or practices adopted voluntarily or as required by accounting principles generally accepted in the United States, as well as other risks contained under Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Factors That May Affect Future Results” of our Annual Report on Form 10-K for the year ended October 31, 2009. We cannot assure you that we will be able to meet any of our development or commercialization schedules, that the government will appropriate the funds anticipated by us under our government contracts, that the government will not exercise its right to terminate any or all of our government contracts, that any of our products or technology, once developed, will be commercially successful, or that we will be able to achieve any other result anticipated in any other forward-looking statement contained herein. The forward-looking statements contained herein speak only as of the date of this prospectus. Except for ongoing obligations to disclose material information under the federal securities laws, we expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in our expectations or any change in events, conditions or circumstances on which any such statement is based.
ABOUT THIS PROSPECTUS
          This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (“SEC”) utilizing a “shelf” registration process. Under this shelf registration process, we may sell the Shares in one or more offerings. This prospectus provides you with a general description of the Shares that we may offer. Each time the Shares are offered under this shelf registration, we will provide a prospectus supplement that will contain specific information about the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement. You should carefully read both this prospectus and any prospectus supplement, including documents incorporated by reference herein, together with the additional information described in the section entitled “Where You Can Find More Information.”
          We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and the accompanying supplement to this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or the accompanying prospectus supplement. This prospectus and the accompanying supplement to this prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate,

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nor do this prospectus and the accompanying supplement to this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus and the accompanying prospectus supplement is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus and any accompanying prospectus supplement is delivered or securities sold on a later date.

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FuelCell Energy, Inc.
          FuelCell Energy, Inc. (“FuelCell Energy”, “Company”, “we” or “us”) is a world leader in the development and production of stationary fuel cells for commercial, industrial, government and utility customers. Our ultra-clean, high efficiency Direct FuelCell® power plants are generating power at over 55 locations worldwide. Our products have generated over 400 million kWh of power using a variety of fuels including renewable wastewater gas, food and beverage waste, natural gas and other hydrocarbon fuels.
          Our Company was founded in Connecticut in 1969 and reincorporated in Delaware in 1999. Our core fuel cell products (“Direct FuelCell®” or “DFC® Power Plants”) offer higher efficiency stationary power generation for customers. In addition to our commercial products, we continue to develop our carbonate fuel cells, planar solid oxide fuel cell (“SOFC”) technology and other fuel cell technology with our own and government research and development funds.
          Our executive offices are located at 3 Great Pasture Road, Danbury, Connecticut 06813. Our telephone number is (203) 825-6000. We maintain a web site at the following Internet address: www.fuelcellenergy.com. The information on our web site is not part of this prospectus.
          Our proprietary carbonate DFC Power Plants electrochemically (without combustion) produce electricity directly from readily available hydrocarbon fuels such as natural gas and biogas. Customers buy fuel cells to reduce cost and pollution, and improve power reliability. Electric generation without combustion significantly reduces harmful pollutants such as NOX, SOX and particulates. Higher fuel efficiency results in lower emissions of carbon dioxide (“CO2”), a major greenhouse gas, and also results in less fuel needed per kWh of electricity generated and Btu of heat produced. Greater efficiency reduces customers’ exposure to volatile fuel costs and minimizes operating costs. Our fuel cells operate 24/7 providing reliable power to both on-site customers and for grid-support applications.
     Compared to other power generation technologies, our products offer significant advantages including:
•	Near-zero toxic emissions;

•	High fuel efficiency;

•	Ability to site units locally as distributed power generation;

•	Potentially lower cost power generation;

•	Byproduct heat ideal for cogeneration applications;

•	Reliable 24/7 base load power;

•	Quiet operation; and

•	Fuel flexibility.
     Typical customers for our products include manufacturers, mission critical institutions such as correction facilities and government installations, hotels, natural gas letdown stations and customers who can use renewable gas for fuel such as breweries, food processors, and wastewater treatment facilities. Our MW-class products are also used to supplement the grid for utility customers. With increasing demand for renewable and ultra-clean power options and increased volatility in electric markets, our customers gain control of power generation economics, reliability, and emissions.
     Our DFC Power Plants are protected by 58 U.S. and 74 international patents. We currently have 38 U.S. and 154 international patents under application.

          As used in this prospectus, all degrees refer to Fahrenheit (oF), and kilowatt and megawatt numbers designate nominal or rated capacity of the referenced power plant. As used in this prospectus, “kilowatt” (kW) means 1,000 watts; “megawatt” (MW) means 1,000,000 watts; and “kilowatt hour” (kWh) is equal to 1 kW of power supplied to or taken from an electric circuit steadily for one hour. All dollar amounts are in U.S. dollars unless otherwise noted.
The Offering

Common stock offered	6,000,000 shares.

Common stock to be outstanding after this offering	90,387,741 shares.

Risk Factors	Investment in the Shares involves a high degree of risk. You should carefully consider the risk factors described under the section entitled “Risk Factors”, as well as any other information in this prospectus, any prospectus supplement and any document incorporated herein by reference, before purchasing any of the Shares. Each of these risk factors could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our securities.

Use of Proceeds	Except as may be provided in an applicable prospectus supplement, we will use the net proceeds from the sale of the Shares for general corporate purposes. See section entitled “Use of Proceeds”.

Plan of Distribution	We may sell the Shares to or through underwriters, through agents or dealers, directly to one or more purchasers or through a combination of such methods. See section entitled “Plan of Distribution”.

Nasdaq Global Market symbol	FCEL.

The above outstanding share information is based upon shares of our common stock outstanding as of October 31, 2009. The above outstanding share information excludes:
•    approximately 5,457,022 shares of our common stock issuable upon conversion of 64,120 shares of our 5% Series B Cumulative Convertible Perpetual Preferred Stock;
•    207,952 shares of our common stock issuable upon conversion of the Series 1 preferred shares issued by FuelCell Energy, Ltd., our wholly-owned Canadian subsidiary (formerly known as FCE Canada, Inc.);
•    5,740,705 shares of our common stock issuable upon the exercise of options outstanding at October 31, 2009 under our equity incentive plans;
•    231,163 shares of our common stock available for future issuance under our equity incentive plans;
•    207,207 shares of our common stock available for future issuance under our employee stock purchase plan.
•    1,200,000 shares of our common stock available for employee bonuses; and
•    $150,000,000 of our debt securities, preferred stock, warrants and common stock to be issued from time to time.

RISK FACTORS
You should carefully consider the following risk factors before making an investment decision. If any of the following risks actually occur, our business, financial condition, or results of operations could be materially and adversely affected. In such cases, the trading price of our common stock could decline, and you may lose all or part of your investment.
We have incurred losses and anticipate continued losses and negative cash flow.
We have been transitioning from a contract research and development company to a commercial products developer and manufacturer. As such, we have not been profitable since our fiscal year ended October 31, 1997. We expect to continue to incur net losses and generate negative cash flow until we can produce sufficient revenues to cover our costs. We may never become profitable. Even if we do achieve profitability, we may be unable to sustain or increase our profitability in the future. For the reasons discussed in more detail below, there are substantial uncertainties associated with our achieving and sustaining profitability. We have, from time to time, sought financing in the public markets in order to fund operations. Our future ability to obtain such financing, if required, could be impaired by a variety of factors, including the price of our common stock, the current global economic crisis and general market conditions.
Our cost reduction strategy may not succeed or may be significantly delayed, which may result in our inability to offer our products at competitive prices and may adversely affect our sales.
Our cost reduction strategy is based on the assumption that a significant increase in production will result in economies of scale. In addition, our cost reduction strategy relies on advancements in our manufacturing process, global competitive sourcing, engineering design and technology improvements (including stack life and projected power output). Failure to achieve our cost reduction targets would have a material adverse effect on our commercialization plans and, therefore, our business prospects, results of operations and financial condition.
Our products compete with products using other energy sources, and if the prices of the alternative sources are lower than energy sources used by our products, sales of our products will be adversely affected. Volatility of electricity prices may impact sales of our products in the markets in which we compete.
Our DFC Power Plants operate using a variety of hydrocarbon fuels, including natural gas, methanol, diesel, biogas, coal gas, coal mine methane, and propane. If these fuels are not readily available or if their prices increase such that electricity produced by our products costs more than electricity provided by other generation sources, our products would be less economically attractive to potential customers. In addition, we have no control over the prices of several types of competitive energy sources such as oil, gas or coal as well as local utility electricity costs. Significant decreases (or short term increases) in the price of these fuels or grid delivered prices for electricity could also have a material adverse effect on our business because other generation sources could be more economically attractive to consumers than our products.
The reduction or elimination of government subsidies and economic incentives for alternative energy technologies, including our fuel cell power plants, could reduce demand for our products, lead to a reduction in our revenues and adversely impact our operating results.
We believe that the near-term growth of alternative energy technologies, including our fuel cells, relies on the availability and size of government and economic incentives (including, but not limited to, the U.S. Federal investment tax credit, the incentive programs in South Korea and the state of California and state renewable portfolio standards programs). Many of these government incentives expire, phase out over time, exhaust the allocated funding, or require renewal by the applicable authority. In addition, these incentive programs could be challenged by utility companies, or for other reasons found to be unconstitutional, and/or could be reduced or discontinued for other reasons. The reduction, elimination, or expiration of government subsidies and economic incentives may result in the diminished economic competitiveness of our power plants to our customers and could materially and adversely affect the growth of alternative energy technologies, including our fuel cells, as well as our future operating results.
Financial markets worldwide have been impacted by a credit crisis which may have a material adverse impact on our Company, our customers and our suppliers.
Financial markets have been impacted by a credit crisis worldwide, affecting both debt and equity markets. This has substantially limited the amount of financing available to all companies, including companies with substantially greater resources, better credit ratings and more successful operating histories than ours. It is impossible to predict how long this crisis will last or how it will be resolved and it may have a materially adverse affect on us for a number of reasons, such as:
•	The long term nature of our sales cycle often requires long lead times between order booking and product fulfillment. For this, we often require substantial cash down payments in advance of delivery. Our growth strategy assumes that financing will be available for our customers to provide for such down payments and to pay for our products. The worldwide credit crisis may delay, cancel or restrict the construction budgets and funds available to our customers that we expect to be the ultimate purchasers of our products and services;

•	Projects using our products are, in part, financed by equity investors interested in tax benefits as well as by the commercial and governmental debt markets. The recent significant declines in the U.S. and international stock markets, coupled with the failure of several large financial institutions, has caused significant uncertainty and resulted in an increase in the return required by investors in relation to the risk of such projects. This in turn has increased the cost of capital to the point where new projects or projects in the early or planning stages may not receive funding or may have project delays or cancellations.
If we, or our customers and suppliers, cannot obtain financing under favorable terms during the current financial crisis or should the financial crisis worsen, our business may be negatively impacted.
We have signed product sales contracts, long-term service agreements and power purchase agreements with customers subject to technology and operating risks as well as market conditions that may affect our operating results.
Revenues from fuel cell product sales contracts are recognized proportionally as costs are incurred and assigned to a customer contract by comparing the estimated total manufacture and installation costs for each contract to the total contract value. As our fuel cell products are still in their early stages of development and market acceptance, we cannot reliably estimate the total costs to produce, install and operate our newest products through the end of the warranty period included in our product sales contracts. Therefore, actual costs incurred could differ materially from those used during revenue recognition and we also have not historically provided for a loss reserve estimate on product or service contracts because such losses cannot be reasonably estimated. As our products achieve commercial market acceptance and we gain further operating experience, a reliable history of production and service costs and product life should enable management to reasonably estimate future costs to complete an individual product or service contract, and establish contract loss reserves, if necessary.
We have contracted under long-term service agreements with certain customers to provide service on our products over terms ranging from one to 13 years. Under the provisions of these contracts, we provide services to maintain, monitor, and repair customer power plants to meet minimum operating levels. Pricing for service contracts is based upon estimates of future costs, which given the early stage of development could be materially different from actual expenses. While we have conducted tests to determine the overall life of our products, we have not run our products over their projected useful life prior to large-scale commercialization. As a result, we cannot be sure that our products will last to their expected useful life, which could result in warranty claims and further losses on service contracts.
Under the terms of our power purchase agreements (“PPA”), customers agree to purchase power from our fuel cell power plants at negotiated rates, generally for periods of five to ten years. Electricity rates are generally a function of the customer’s current and future electricity pricing available from the grid. Revenues are earned and collected under these PPAs as power is produced. As owner of the power plants in these PPA entities, we are responsible for all operating costs necessary to maintain, monitor and repair the power plants. Under certain agreements, we are also responsible for procuring fuel, generally natural gas, to run the power plants. Should electricity rates decrease or operating costs increase from our original estimates, our results of operations could be negatively impacted. We have qualified for incentive funding for these projects in California under the states’ Self Generation Incentive Program and from other government programs. Funds are payable upon commercial installation and demonstration of the plant and may require return of the funds for failure of certain performance requirements. Revenue related to these incentive funds is recognized ratably over the performance period. We are not required to produce minimum amounts of power under our PPA agreements and we have the right to terminate PPA agreements by giving written notice to the customer, subject to certain exit costs.
We extend product warranties which could affect our operating results.
We warranty our products for a specific period of time against manufacturing or performance defects. We accrue for warranty costs on products that have sufficient operating experience to allow for management to reasonably estimate warranty obligations. For newer products where we have limited operating experience, warranty costs are currently expensed as incurred. As a result, operating results could be negatively impacted should there be product manufacturing or performance defects.
Our products are complex and could contain defects which could reduce sales of those products or result in claims against us.
We develop complex and evolving products. Despite testing by us, our customers and our suppliers, issues may be found in existing or new products. This could result in a delay in recognition or loss of revenues, loss of market share or failure to achieve market acceptance. The occurrence of defects could also cause us to incur significant warranty, support and repair costs, could divert the attention of our engineering personnel from our product development efforts, and could harm our relationships with our customers. The occurrence of these problems could result in the delay or loss of market acceptance of our products and would likely harm our business. Defects or performance problems with our products could result in financial or other damages to our customers. Our customers could also seek and obtain damages from us for their losses. From time to time, we have been involved in disputes regarding product warranty issues. Although we seek to limit our liability, a product liability claim brought against us, even if unsuccessful, would likely be time consuming and could be costly to defend.
We currently face and will continue to face significant competition.
We compete on the basis of our products’ reliability, fuel efficiency, environmental considerations and cost. Technological advances in alternative energy products or improvements in the electric grid or other sources of power generation, or other fuel cell technologies may negatively affect the development or sale of some or all of our products or make our products non-competitive or obsolete prior to commercialization or afterwards. Other companies, some of which have substantially greater resources than ours, are currently engaged in the development of products and technologies that are similar to, or may be competitive with, our products and technologies.

Several companies in the U.S. are involved in fuel cell development, although we believe we are the only domestic company engaged in significant manufacturing and commercialization of carbonate fuel cells. Emerging fuel cell technologies (and companies developing them) include proton exchange membrane fuel cells (Ballard Power Systems, Inc.; United Technologies Corp. or UTC Power; and Plug Power), phosphoric acid fuel cells (UTC Power and Samsung Everland) and solid oxide fuel cells (Siemens Westinghouse Electric Company, General Electric, Delphi, Rolls Royce, Bloom Energy, and Acumentrics). Each of these competitors has the potential to capture market share in our target markets.
There are other potential carbonate fuel cell competitors internationally. In Europe, a company in Italy, Ansaldo Fuel Cells, is actively engaged in carbonate fuel cell development and is a potential competitor. Fuji Electric has been involved with both PEM and phosphoric acid fuel cells. In Korea, Doosan Corporation is engaged in carbonate fuel cell development.
Other than fuel cell developers, we must also compete with such companies as Caterpillar, Cummins, Wartsilla, MTU, Mitsubishi Heavy Industries and Detroit Diesel, which manufacture more mature combustion-based equipment, including various engines and turbines, and have well-established manufacturing, distribution, and operating and cost features. Electrical efficiency of these products can be competitive with our DFC Power Plants in certain applications. Significant competition may also come from gas turbine companies like General Electric, Ingersoll Rand, Solar Turbines and Kawasaki, which have recently made progress in improving fuel efficiency and reducing pollution in large-size combined cycle natural gas fueled generators. These companies have also made efforts to extend these advantages to smaller sizes.
We have a large and influential stockholder, which may make it difficult for a third party to acquire our common stock.
POSCO Power (“POSCO”) currently owns approximately 13 percent of our outstanding common stock, which could make it difficult for a third party to acquire our common stock. POSCO is also a licensee of our technology and purchaser of our products. Therefore, it may be in their interests to possess substantial influence over matters concerning our overall strategy and technological and commercial development.
MTU Onsite Energy may develop competing technologies.
MTU Onsite Energy (formerly CFC Solutions Gmbh) is currently developing carbonate fuel cell technology. If this technology does not use DFC know-how, MTU Onsite Energy must use good faith efforts to license the technology to us. If MTU Onsite Energy is successful but does not grant us a license, it may be directly competing with us. We have agreed with MTU Onsite Energy to continue developing products with as much commonality as possible. However, the license agreement between us and MTU Onsite Energy provides that each of us retains the right to independently pursue the development of carbonate fuel cell technologies.
We have limited experience manufacturing our products on a commercial basis, which may adversely affect our planned increases in production capacity and our ability to satisfy customer requirements.
We have limited experience manufacturing our products on a commercial basis. Our overall manufacturing process has a production capacity of 70 MW per year. We expect that we will further increase our manufacturing capacity based on market demand. We cannot be sure that we will be able to achieve any planned increases in production capacity. Also, as we scale up our production capacity, we cannot be sure that unplanned failures or other technical problems relating to the manufacturing process will not occur.
Even if we are successful in achieving our planned increases in production capacity, we cannot be sure that we will do so in time to meet our product commercialization schedule or to satisfy the requirements of our customers. Additionally, we cannot be sure that we will be able to develop efficient, low-cost manufacturing capabilities and processes (including automation) that will enable us to meet our cost goals and profitability projections. Our failure to develop advanced manufacturing capabilities and processes, or meet our cost goals, could have a material adverse effect on our business prospects, results of operations and financial condition.
Unanticipated increases or decreases in business growth may result in adverse financial consequences for us.
If our business grows more quickly than we anticipate, our existing and planned manufacturing facilities may become inadequate and we may need to seek out new or additional space, at considerable cost to us. If our business does not grow as quickly as we expect, our existing and planned manufacturing facilities would, in part, represent excess capacity for which we may not recover the cost; in that circumstance, our revenues may be inadequate to support our committed costs and our planned growth, and our gross margins, and business strategy would be adversely affected.
Our plans are dependent on market acceptance of our products.
Our plans are dependent upon market acceptance of, as well as enhancements to, our products. Fuel cell systems represent an emerging market, and we cannot be sure that potential customers will accept fuel cells as a replacement for traditional power sources. As is typical in a rapidly evolving industry, demand and market acceptance for recently introduced products and services are subject to a high level of uncertainty and risk. Since the distributed generation market is still evolving, it is difficult to predict with certainty the size of the market and its growth rate. The development of a market for our products may be affected by many factors that are out of our control, including:
•	the cost competitiveness of our fuel cell products;

•	the future costs of natural gas and other fuels used by our fuel cell products;

•	customer reluctance to try a new product;

•	perceptions of the safety of our fuel cell products;

•	the market for distributed generation;

•	local permitting and environmental requirements; and

•	the emergence of newer, more competitive technologies and products.
If a sufficient market fails to develop or develops more slowly than we anticipate, we may be unable to recover the losses we will have incurred in the development of our products and may never achieve profitability.
As we continue to commercialize our products, we intend to continue to develop warranties, power production guarantees and other terms and conditions relating to our products that will be acceptable to the marketplace, and continue to develop a service organization that will aid in servicing our products and obtain self-regulatory certifications, if available, with respect to our products. Failure to achieve any of these objectives may also slow the development of a sufficient market for our products and, therefore, have a material adverse effect on our results of operations and financial condition.
We are substantially dependent on a small number of customers and the loss of any one of these customers could adversely affect our business, financial condition and results of operations.
We contract with a small number of customers for the sale of our products and for research and development contracts. For the fiscal years ended October 31, 2009, 2008 and 2007, our top two customers, POSCO and the U.S. Department of Energy (“DOE”) and other governmental agencies, accounted for

80 percent, 62 percent and 45 percent, respectively of our total annual consolidated revenue. Our largest strategic partner, POSCO, accounted for 64 percent, 46 percent and 13 percent of total revenues, and the DOE and other governmental agencies accounted for 16 percent, 17 percent and 31 percent of total revenues for the fiscal years ended October 31, 2009, 2008 and 2007, respectively.
There can be no assurance that we will continue to achieve historical levels of sales of our products to our largest customers. Even though our customer base is expected to increase and our revenue streams to diversify, a substantial portion of net revenues could continue to depend on sales to a limited number of customers. Our agreements with these customers may be cancelled if we fail to meet certain product specifications or materially breach the agreement, and our customers may seek to renegotiate the terms of current agreements or renewals. The loss of, or a reduction in sales to, one or more of our larger customers could have a material adverse affect on our business, financial condition and results of operations.
Our government research and development contracts are subject to the risk of termination by the contracting party and we may not realize the full amounts allocated under the contracts due to the lack of Congressional appropriations.
A portion of our fuel cell revenues have been derived from long-term cooperative agreements and other contracts with the U.S. Department of Energy, the U.S. Department of Defense, the U.S. Navy, and other U.S. government agencies. These agreements are important to the continued development of our technology and our products.
Generally, our U.S. government research and development contracts are subject to the risk of termination at the convenience of the contracting agency. Furthermore, these contracts, irrespective of the amounts allocated by the contracting agency, are subject to annual Congressional appropriations and the results of government or agency sponsored reviews and audits of our cost reduction projections and efforts. We can only receive funds under these contracts ultimately made available to us annually by Congress as a result of the appropriations process. Accordingly, we cannot be sure whether we will receive the full amounts awarded under our government research and development or other contracts. Failure to receive the full amounts under any of our government research and development contracts could materially and adversely affect our business prospects, results of operations and financial condition.
A negative government audit could result in an adverse adjustment of our revenue and costs and could result in civil and criminal penalties.
Government agencies, such as the Defense Contract Audit Agency, routinely audit and investigate government contractors. These agencies review a contractor’s performance under its contracts, cost structure, and compliance with applicable laws, regulations, and standards. If the agencies determine through these audits or reviews that we improperly allocated costs to specific contracts, they will not reimburse us for these costs. Therefore, an audit could result in adjustments to our revenue and costs.
Further, although we have internal controls in place to oversee our government contracts, no assurance can be given that these controls are sufficient to prevent isolated violations of applicable laws, regulations and standards. If the agencies determine that we or one of our subcontractors engaged in improper conduct, we may be subject to civil or criminal penalties and administrative sanctions, payments, fines, and suspension or prohibition from doing business with the government, any of which could materially affect our results of operations and financial condition.
The U.S. government has certain rights relating to our intellectual property, including restricting or taking title to certain patents.
Many of our U.S. patents relating to our fuel cell technology are the result of government-funded research and development programs. One of our patents that resulted from DOE-funded research prior to January

1988 (the date that we qualified as a “small business”) is owned by the U.S. government and has been licensed to us. This license is revocable only in the limited circumstances where it has been demonstrated that we are not making an effort to commercialize the invention. We own all patents resulting from research funded by our DOE contracts awarded after January 1988 to date, based on our “small business” status when each contract was awarded. Under current regulations, patents resulting from research funded by government agencies other than the DOE are owned by us, whether or not we are a “small business.”
Ten U.S. patents that we own have resulted from government-funded research and are subject to the risk of exercise of “march-in” rights by the government. March-in rights refer to the right of the U.S. government or a government agency to exercise its non-exclusive, royalty-free, irrevocable worldwide license to any technology developed under contracts funded by the government if the contractor fails to continue to develop the technology. These “march-in” rights permit the U.S. government to take title to these patents and license the patented technology to third parties if the contractor fails to utilize the patents. In addition, our DOE-funded research and development agreements also require us to agree that we will not provide to a foreign entity any fuel cell technology subject to that agreement unless the fuel cell technology will be substantially manufactured in the U.S. Accordingly, we could lose some or all of the value of these patents.
A failure to qualify as a “small business” could adversely affect our rights to own future patents under DOE-funded contracts.
Qualifying as a “small business” under DOE contracts allows us to own the patents that we develop under DOE contracts. A “small business” under applicable government regulations generally consists of no more than 500 employees averaged over a one year period. If we continue to grow, we will no longer qualify as a “small business” and no longer own future patents we develop under future contracts, grants or cooperative agreements funded by the DOE based on such certification, unless we obtain a patent waiver from the DOE. Should we not obtain a patent waiver and outright ownership, we would nevertheless retain exclusive rights to any such patents, so long as we continue to commercialize the technology covered by the patents. As of October 31, 2009, we had a total of 472 full-time employees; however, we cannot assure you that we will continue to qualify as a “small business” in the future.
Our future success and growth is dependent on our distribution strategy.
We cannot assure you that we will enter into distributor relationships that are consistent with, or sufficient to support, our commercialization plans, and our growth strategy or that these relationships will be on terms favorable to us. Even if we enter into these types of relationships, we cannot assure you that the distributors with which we form relationships will focus adequate resources on selling our products or will be successful in selling them. Some of these distributor arrangements have or will require that we grant exclusive distribution rights to companies in defined territories. These exclusive arrangements could result in our being unable to enter into other arrangements at a time when the distributor with which we form a relationship is not successful in selling our products or has reduced its commitment to marketing our products. In addition, certain distributor arrangements include, and some future distributor arrangements may also include, the issuance of equity and warrants to purchase our equity, which may have an adverse affect on our stock price. To the extent we enter into distributor relationships, the failure of these distributors to assist us with the marketing and distribution of our products may adversely affect our results of operations and financial condition.
We cannot be sure that our original equipment manufacturers (“OEMs”) will manufacture or package products using our Direct FuelCell components. Our success will largely depend upon our ability to make our products compatible with the power plant products of OEMs and the ability of these OEMs to sell their products containing our products. In addition, some OEMs may need to redesign or modify their existing power plant products to fully incorporate our products. Accordingly, any integration, design, manufacturing or marketing problems encountered by OEMs could adversely affect the market for our products and, therefore, our business prospects, results of operations and financial condition.
We depend on third party suppliers for the development and supply of key raw materials and components for our products.
We use various raw materials and components to construct a fuel cell module, including nickel and stainless steel which are critical to our manufacturing process. We also rely on third-party suppliers for the balance-of-plant components in our products. Suppliers must undergo a qualification process, which takes four to twelve months. We continually evaluate new suppliers and we are currently qualifying several new suppliers. There are a limited number of suppliers for some of the key components of products. A supplier’s failure to develop and supply components in a timely manner, supply components that meet our quality, quantity or cost requirements, technical specifications, or our inability to obtain alternative sources of these components on a timely basis or on terms acceptable to us could harm our ability to manufacture our Direct FuelCell products. In addition, to the extent the processes that our suppliers use to manufacture components are proprietary; we may be unable to obtain comparable components from alternative suppliers.
We do not know when or whether we will secure long-term supply relationships with any of our suppliers or whether such relationships will be on terms that will allow us to achieve our objectives. Our business prospects, results of operations and financial condition could be harmed if we fail to secure long-term relationships with entities that will supply the required components for our Direct FuelCell products.
We depend on our intellectual property, and our failure to protect that intellectual property could adversely affect our future growth and success.
Failure to protect our existing intellectual property rights may result in the loss of our exclusivity or the right to use our technologies. If we do not adequately ensure our freedom to use certain technology, we may have to pay others for rights to use their intellectual property, pay damages for infringement or misappropriation, or be enjoined from using such intellectual property. We rely on patent, trade secret, trademark and copyright law to protect our intellectual property. As of October 31, 2009, we have 58 current U.S. patents and 74 international patents covering our fuel cell technology. These patents will expire between 2010 and 2028 and have an average remaining life of 11.2 years.
Some of our intellectual property is not covered by any patent or patent application and includes trade secrets and other know-how that is not able to be patented, particularly as it relates to our manufacturing processes and engineering design. In addition, some of our intellectual property includes technologies and processes that may be similar to the patented technologies and processes of third parties. If we are found to be infringing third-party patents, we do not know whether we will be able to obtain licenses to use such patents on acceptable terms, if at all. Our patent position is subject to complex factual and legal issues that may give rise to uncertainty as to the validity, scope, and enforceability of a particular patent.
We cannot assure you that any of the U.S. or international patents owned by us or other patents that third parties license to us will not be invalidated, circumvented, challenged, rendered unenforceable or licensed to others, or any of our pending or future patent applications will be issued with the breadth of claim coverage sought by us, if issued at all. In addition, effective patent, trademark, copyright and trade secret protection may be unavailable, limited or not applied for in certain foreign countries.
We also seek to protect our proprietary intellectual property, including intellectual property that may not be patented or able to be patented, in part by confidentiality agreements and, if applicable, inventors’ rights agreements with our subcontractors, vendors, suppliers, consultants, strategic partners and employees. We cannot assure you that these agreements will not be breached, that we will have adequate remedies for any breach or that such persons or institutions will not assert rights to intellectual property arising out of these relationships. Certain of our intellectual property have been licensed to us on a non-

exclusive basis from third parties that may also license such intellectual property to others, including our competitors. If our licensors are found to be infringing third-party patents, we do not know whether we will be able to obtain licenses to use the intellectual property licensed to us on acceptable terms, if at all.
If necessary or desirable, we may seek extensions of existing licenses or further licenses under the patents or other intellectual property rights of others. However, we can give no assurances that we will obtain such extensions or further licenses or that the terms of any offered licenses will be acceptable to us. The failure to obtain a license from a third party for intellectual property that we use at present could cause us to incur substantial liabilities, and to suspend the manufacture or shipment of products or our use of processes requiring the use of that intellectual property.
While we are not currently engaged in any intellectual property litigation, we could become subject to lawsuits in which it is alleged that we have infringed the intellectual property rights of others or commence lawsuits against others who we believe are infringing upon our rights. Our involvement in intellectual property litigation could result in significant expense to us, adversely affecting the development of sales of the challenged product or intellectual property and diverting the efforts of our technical and management personnel, whether or not that litigation is resolved in our favor.
Our future success will depend on our ability to attract and retain qualified management and technical personnel.
Our future success is substantially dependent on the continued services and on the performance of our executive officers and other key management, engineering, scientific, manufacturing and operating personnel, particularly R. Daniel Brdar, our Chief Executive Officer and Chairman of the Board of Directors. The loss of the services of any executive officer, including Mr. Brdar, or other key management, engineering, scientific, manufacturing and operating personnel, could materially adversely affect our business. Our ability to achieve our development and commercialization plans will also depend on our ability to attract and retain additional qualified management and technical personnel. Recruiting personnel for the fuel cell industry is competitive. We do not know whether we will be able to attract or retain additional qualified management and technical personnel. Our inability to attract and retain additional qualified management and technical personnel, or the departure of key employees, could materially and adversely affect our development and commercialization plans and, therefore, our business prospects, results of operations and financial condition.
Our management may be unable to manage rapid growth effectively.
We may rapidly expand our manufacturing capabilities, accelerate the commercialization of our products and enter a period of rapid growth, which will place a significant strain on our senior management team and our financial and other resources. Any expansion may expose us to increased competition, greater overhead, marketing and support costs and other risks associated with the commercialization of a new product. Our ability to manage rapid growth effectively will require us to continue to improve our operations, to improve our financial and management information systems and to train, motivate and manage our employees. Difficulties in effectively managing issues presented by such a rapid expansion could harm our business prospects, results of operations and financial condition.
We may be affected by environmental and other governmental regulation.
We are subject to various federal, state and local laws and regulations relating to, among other things, land use, safe working conditions, handling and disposal of hazardous and potentially hazardous substances and emissions of pollutants into the atmosphere. In addition, it is possible that industry-specific laws and regulations will be adopted covering matters such as transmission scheduling, distribution, and the characteristics and quality of our products, including installation and servicing. These regulations could limit the growth in the use of carbonate fuel cell products, decrease the acceptance of fuel cells as a commercial product and increase our costs and, therefore, the price of our products.

Accordingly, compliance with existing or future laws and regulations could have a material adverse effect on our business prospects, results of operations and financial condition.
Utility companies could impose customer fees or interconnection requirements on our customers that could make our products less desirable.
Utility companies commonly charge fees to larger, industrial customers for disconnecting from the electric grid or for having the capacity to use power from the electric grid for back up purposes. These fees could increase the cost to our customers of using our Direct FuelCell products and could make our products less desirable, thereby harming our business prospects, results of operations and financial condition.
Several states have created and adopted, or are in the process of creating, their own interconnection regulations covering both technical and financial requirements for interconnection to utility grids. Depending on the complexities of the requirements, installation of our systems may become burdened with additional costs that might have a negative impact on our ability to sell systems. The Institute of Electrical and Electronics Engineers has been working to create an interconnection standard addressing the technical requirements for distributed generation to interconnect to utility grids. Many parties are hopeful that this standard will be adopted nationally to help reduce the barriers to deployment of distributed generation such as fuel cells; however this standard may not be adopted nationally thereby limiting the commercial prospects and profitability of our fuel cell systems.
We could be liable for environmental damages resulting from our research, development or manufacturing operations.
Our business exposes us to the risk of harmful substances escaping into the environment, resulting in personal injury or loss of life, damage to or destruction of property, and natural resource damage. Depending on the nature of the claim, our current insurance policies may not adequately reimburse us for costs incurred in settling environmental damage claims, and in some instances, we may not be reimbursed at all. Our business is subject to numerous federal, state, and local laws and regulations that govern environmental protection and human health and safety. We believe that our businesses are operating in compliance in all material respects with applicable environmental laws, however these laws and regulations have changed frequently in the past and it is reasonable to expect additional and more stringent changes in the future.
Our operations may not comply with future laws and regulations and we may be required to make significant unanticipated capital and operating expenditures. If we fail to comply with applicable environmental laws and regulations, governmental authorities may seek to impose fines and penalties on us or to revoke or deny the issuance or renewal of operating permits and private parties may seek damages from us. Under those circumstances, we might be required to curtail or cease operations, conduct site remediation or other corrective action, or pay substantial damage claims.
Our products use inherently dangerous, flammable fuels, operate at high temperatures and use corrosive carbonate material, each of which could subject our business to product liability claims.
Our business exposes us to potential product liability claims that are inherent in products that use hydrogen. Our products utilize fuels such as natural gas and convert these fuels internally to hydrogen that is used by our products to generate electricity. The fuels we use are combustible and may be toxic. In addition, our Direct FuelCell products operate at high temperatures and use corrosive carbonate material, which could expose us to potential liability claims. Although we have comprehensive safety, maintenance, and training programs in place and follow third-party certification protocols, codes and standards, we cannot guarantee there will not be accidents. Any accidents involving our products or other hydrogen-using products could materially impede widespread market acceptance and demand for our products. In addition, we might be held responsible for damages beyond the scope of our insurance coverage. We also cannot predict whether we will be able to maintain adequate insurance coverage on acceptable terms.
We are subject to risks inherent in international operations.
Since we market our products both inside and outside the U.S., our success depends in part, on our ability to secure international customers and our ability to manufacture products that meet foreign regulatory and commercial requirements in target markets. Sales to customers located outside the U.S. accounted for 65 percent, 50 percent and 34 percent of our consolidated revenue in fiscal 2009, 2008 and 2007, respectively. Sales to customers in Asia represent the majority of our international sales. We have limited experience developing and manufacturing our products to comply with the commercial and legal requirements of international markets. In addition, we are subject to tariff regulations and requirements for export licenses, particularly with respect to the export of some of our technologies. We face numerous challenges in our international expansion, including unexpected changes in regulatory requirements, fluctuations in currency exchange rates, longer accounts receivable requirements and collections, difficulties in managing international operations, potentially adverse tax consequences, restrictions on repatriation of earnings and the burdens of complying with a wide variety of international laws. Any of these factors could adversely affect our results of operations and financial condition.
Our stock price has been and could remain volatile.
The market price for our common stock has been and may continue to be volatile and subject to extreme price and volume fluctuations in response to market and other factors, including the following, some of which are beyond our control:
•	failure to meet our product development and commercialization milestones;

•	variations in our quarterly operating results from the expectations of securities analysts or investors;

•	downward revisions in securities analysts’ estimates or changes in general market conditions;

•	announcements of technological innovations or new products or services by us or our competitors;

•	announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

•	additions or departures of key personnel;

•	investor perception of our industry or our prospects;

•	insider selling or buying;

•	demand for our common stock; and

•	general technological or economic trends.
In the past, following periods of volatility in the market price of their stock, many companies have been the subjects of securities class action litigation. If we became involved in securities class action litigation in the future, it could result in substantial costs and diversion of management’s attention and resources and could harm our stock price, business prospects, results of operations and financial condition.
Provisions of Delaware and Connecticut law and of our charter and by-laws may make a takeover more difficult.
Provisions in our certificate of incorporation and by-laws and in Delaware and Connecticut corporate law may make it difficult and expensive for a third-party to pursue a tender offer, change in control or takeover attempt that is opposed by our management and board of directors. Public stockholders who might desire to participate in such a transaction may not have an opportunity to do so. These anti-takeover provisions could substantially impede the ability of public stockholders to benefit from a change in control or change in our management and board of directors.
We depend on relationships with strategic partners, and the terms and enforceability of many of these relationships are not certain.
We have entered into relationships with strategic partners for design, product development and distribution of our existing products, and products under development, some of which may not have been documented by a definitive agreement. The terms and conditions of many of these agreements allow for termination by the partners. Termination of any of these agreements could adversely affect our ability to design, develop and distribute these products to the marketplace. We cannot assure you that we will be able to successfully negotiate and execute definitive agreements with any of these partners, and failure to do so may effectively terminate the relevant relationship.
Future sales of substantial amounts of our common stock could affect the market price of our common stock.
Future sales of substantial amounts of our common stock, or securities convertible or exchangeable into shares of our common stock, into the public market, including shares of our common stock issued upon exercise of options and warrants, or perceptions that those sales could occur, could adversely affect the prevailing market price of our common stock and our ability to raise capital in the future.
The rights of the Series 1 preferred shares and Series B preferred stock could negatively impact FuelCell.
The terms of the Series 1 preferred shares issued by FuelCell Energy, Ltd. (“FCE”), our wholly-owned, indirect subsidiary, provide rights to the holder, Enbridge, which could negatively impact us. Quarterly dividends of Cdn.$312,500 accrue on the Series 1 preferred shares (subject to possible reduction pursuant to the terms of the Series 1 preferred shares). We have agreed to pay a minimum of Cdn.$500,000 in cash or common stock annually to Enbridge, as long as Enbridge holds these shares. Interest accrues on cumulative unpaid dividends at an annual rate of 9 percent, compounded quarterly. All cumulative unpaid dividends must be paid by December 31, 2010. Using an exchange rate of Cdn.$0.93 to U.S.$1.00 (exchange rate on October 31, 2009), cumulative unpaid dividends and accrued interest on the Series 1 Preferred Shares was $9.8 million as of October 31, 2009. Subsequent to 2010, FCE will be required to pay an annual dividend of Cdn.$1.25 million so long as the Series 1 Preferred Shares remain outstanding. We have guaranteed FCE’s dividend obligations under the Series 1 preferred shares.
We are also required to issue common stock to the holder of the Series 1 preferred shares if and when the holder exercises its conversion rights. The number of shares of common stock that we may issue upon conversion could be significant and dilutive to our existing stockholders. For example, assuming the holder of the Series 1 preferred shares exercises its conversion rights after July 31, 2020 and assuming our common stock price is $3.33 (our common stock closing price on October 31, 2009) and an exchange rate of Cdn.$0.93 to U.S.$1.00 (exchange rate on October 31, 2009) at the time of conversion, we would be required to issue approximately 7,369,000 shares of our common stock.
The terms of the Series B preferred stock also provide rights to their holders that could negatively impact us. Holders of the Series B preferred stock are entitled to receive cumulative dividends at the rate of $50 per share per year, payable either in cash or in shares of our common stock. To the extent the dividend is paid in shares, additional issuances could be dilutive to our existing stockholders and the sale of those shares could have a negative impact on the price of our common stock. A share of our Series B preferred stock may be converted at any time, at the option of the holder, into 85.1064 shares of our common stock (which is equivalent to an initial conversion price of $11.75 per share), plus cash in lieu of fractional shares. Furthermore, the conversion rate applicable to the Series B preferred stock is subject to adjustment upon the occurrence of certain events.
If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud, which could harm our brand and operating results.
Effective internal controls are necessary for us to provide reliable and accurate financial reports and effectively prevent fraud. We have devoted significant resources and time to comply with the internal control over financial reporting requirements of the Sarbanes-Oxley Act of 2002. In addition, Section 404 under the Sarbanes-Oxley Act of 2002 requires that we assess, and that our auditors attest to, the design and operating effectiveness of our controls over financial reporting. Our compliance with the annual internal control report requirement for each fiscal year will depend on the effectiveness of our financial reporting and data systems and controls. Inferior internal controls could cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our stock and our access to capital.
Our results of operations could vary as a result of methods, estimates and judgments we use in applying our accounting policies.
The methods, estimates and judgments we use in applying our accounting policies have a significant impact on our results of operations (see “Critical Accounting Policies and Estimates” in Part II, Item 7 of our Form 10-K). Such methods, estimates and judgments are, by their nature, subject to substantial risks, uncertainties and assumptions, and factors may arise over time that could lead us to reevaluate our methods, estimates and judgments.
With the introduction of our new DFC products in the third quarter of fiscal 2009, combined with cost reductions, we expect the power plant sales to be gross margin positive on a unit by unit basis although we have limited operating experience with these products. As we gain experience in future periods, management may reevaluate its accounting methodologies for recognizing revenue and its estimates for contract losses and inventory reserves. Changes in those methods, estimates and judgments could significantly affect our results of operations and financial condition. We may also adopt changes required by the Financial Accounting Standards Board and the Securities and Exchange Commission.
USE OF PROCEEDS
     Except as may be provided in an applicable prospectus supplement, we will use the net proceeds from the sale of the Shares for general corporate purposes. General corporate purposes may include acquisitions, investments, repayment of debt, payment of dividends, capital expenditures, repurchase of our capital stock and any other purposes that we may specify in any prospectus supplement. We may invest the net proceeds temporarily until we use them for their stated purpose.

PLAN OF DISTRIBUTION
          We may sell the Shares from time to time pursuant to underwritten public offerings, negotiated transactions, block trades or a combination of these methods. We may sell the Shares (1) through underwriters or dealers, (2) through agents and/or (3) directly to one or more purchasers. We may distribute the Shares from time to time in one or more transactions:
•	at a fixed price or prices, which may be changed;

•	in “at the market” offerings, within the meaning of Rule 415(a)(4) of the Securities Act of 1933, as amended (the “Securities Act”), to or through a market maker or into an existing trading market, on an exchange or otherwise;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.
          We may solicit directly offers to purchase the Shares being offered by this prospectus. We may also designate agents to solicit offers to purchase the Shares from time to time. We will name in a prospectus supplement any agent involved in the offer or sale of our Shares.
          If we utilize a dealer in the sale of the Shares being offered by this prospectus, we will sell the Shares to the dealer, as principal. The dealer may then resell the Shares to the public at varying prices to be determined by the dealer at the time of resale.
          If underwriters are used in the sale of any Shares, the Shares will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The Shares may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the Shares will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the Shares if they purchase any of the Shares.
          We may sell the Shares through agents from time to time. The applicable prospectus supplement will name any agent involved in the offer or sale of the Shares and any commissions paid to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment. In addition, we may enter into derivative, sale or forward sale transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with such transaction, the third parties may, pursuant to this prospectus and the applicable prospectus supplement, sell Shares covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us or others to settle those sales to close out any related short positions. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). We may also loan or pledge Shares covered by this prospectus and the applicable prospectus supplement to third parties, who may sell the loaned Shares or, in an event of default in the case of a pledge, sell the pledged Shares pursuant to this prospectus and the applicable prospectus supplement.
          The Underwriters, broker-dealers and agents that participate in the distribution of the Shares may be deemed to be “underwriters” as defined by the Securities Act. Any commissions paid or any discounts or concessions allowed to any such persons, and any profits they receive on resale of the Shares, may be deemed to be underwriting discounts and commissions under the Securities Act.

          Agents, underwriters, and dealers may be entitled under relevant agreements with us to indemnification by us against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such agents, underwriters and dealers may be required to make in respect thereof. The terms and conditions of any indemnification or contribution will be described in the applicable prospectus supplement.
          Underwriters, broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from us. Underwriters, broker-dealers or agents may also receive compensation from the purchasers of Shares for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular underwriter, broker-dealer or agent might be in excess of customary commissions and will be in amounts to be negotiated in connection with transactions involving the Shares. In effecting sales, broker-dealers engaged by us may arrange for other broker-dealers to participate in the resales. Maximum compensation to any underwriters, dealers or agents will not exceed any applicable NASD limitations.
          Underwriters or agents may purchase and sell the Shares in the open market. These transactions may include over-allotments, stabilizing transactions, syndicate covering transactions and penalty bids. Over-allotments involve sales in excess of the offering size, which creates a short position. Stabilizing transactions consist of bids or purchases for the purpose of preventing or retarding a decline in the market price of the Shares and are permitted so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with an offering. The underwriters or agents also may impose a penalty bid, which permits them to reclaim selling concessions allowed to syndicate members or certain dealers if they repurchase the Shares in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Shares, which may be higher than the price that might otherwise prevail in the open market. These activities, if begun, may be discontinued at any time. These transactions may be effected on any exchange on which the Shares are traded, in the over-the-counter market or otherwise.
Listing on the Nasdaq Global Market
          Our common stock is listed on the Nasdaq Global Market under the symbol “FCEL”.
Transfer Agent and Registrar
          The transfer agent and registrar for our common stock and preferred stock is American Stock Transfer & Trust Company, New York, New York.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES
          Our certificate of incorporation provides that none of our directors will be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law. Our by-laws provide for indemnification of our officers and directors to the fullest extent permitted by applicable law. Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or controlling persons of the Company pursuant to the certificate of incorporation, bylaws or applicable law, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
LEGAL MATTERS
          The validity of the securities offered hereby has been passed upon for us by Robinson & Cole LLP, Stamford, Connecticut.

EXPERTS
          The consolidated financial statements of FuelCell Energy, Inc. and subsidiaries as of October 31, 2009 and 2008, and for each of the years in the three-year period ended October 31, 2009, and management’s assessment of the effectiveness of internal control over financial reporting as of October 31, 2009 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
          We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to our securities offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. We have omitted certain parts of the registration statement as permitted by the rules and regulations of the SEC. For further information about us and our securities offered hereby, reference is made to the registration statement and the exhibits and schedules filed therewith. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules filed therewith may be inspected without charge at the public reference room maintained by the SEC, located at 100 F Street, N.E., Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from such offices upon the payment of the fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains an Internet web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is http://www.sec.gov.
          We are subject to the informational requirements of the Securities Exchange Act of 1934 (the “Exchange Act”) and, therefore, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Such periodic reports, proxy statements and other information are available for inspection and copying at the public reference room and web site of the SEC referred to above. Our common stock is quoted on the Nasdaq Global Market, and you may also inspect and copy our SEC filings at the offices of the National Association of Securities Dealers, Inc. located at 1735 K Street, N.W., Washington, D.C. 20006.
          You should rely only on the information provided in this prospectus and the registration statement. We have not authorized anyone else to provide you with different information. Our securities are not being offered in any state where the offer is not permitted. You should assume that the information in this prospectus is accurate only as of the dates of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

INCORPORATION BY REFERENCE
          The SEC allows us to “incorporate by reference” information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference into this registration statement and prospectus the documents listed below, and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act:
1.	Our Annual Report on Form 10-K for the fiscal year ended October 31, 2009, filed on January 14, 2010;

2.	Our Proxy for our shareholders’ meeting on March 26, 2009, filed on February 11, 2009;

3.	Our Current Reports on Form 8-K filed on December 11, 2008 and March 12, March 30, June 10, June 17, September 9, October 7, October 27, November 2 and December 11, 2009 (as amended and filed on January 13, 2010);

4.	The description of our common stock set forth in our registration statement on Form 8-A, filed with the SEC on June 6, 2000, including any amendments or reports filed for the purposes of updating this description.
          We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. You should direct any requests for documents to FuelCell Energy, Inc., Attention: Corporate Secretary, 3 Great Pasture Road, Danbury, Connecticut 06813, telephone: (203) 825-6000.

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6,000,000 Shares of
Common Stock
PROSPECTUS
_________, 2010

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution.
The following table sets forth all expenses payable by us in connection with the offering of the securities being registered. All such expenses are being borne by us.

SEC Registration Fee		$1,548.63

Accounting Fees and Expenses*		$5,000.00

Legal Fees and Expenses*	$

Miscellaneous Expenses*	$

Total*	$

*	Estimated.
Item 15. Indemnification of Directors and Officers
          Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any person, including an officer and director, who was or is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of such corporation, and, with respect to any criminal actions and proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify any person, including an officer or director, who was or is, or is threatened to be made, a party to any threatened, pending or contemplated action or suit by or in the right of such corporation, under the same conditions, except that no indemnification is permitted without judicial approval if such person is adjudged to be liable to such corporation. Where an officer or director of a corporation is successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to above, or any claim, issue or matter herein, the corporation must indemnify such person against the expenses (including attorneys’ fees) which such officer or director actually and reasonably incurred in connection therewith.
          Our certificate of incorporation provides that none of our directors will be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law.
          Our by-laws provide for indemnification of our officers and directors to the fullest extent permitted by applicable law. We also maintain directors’ and officers’ liability insurance policies.

Item 16. Exhibits
The following exhibits are included or incorporated herein by reference:

Exhibit No.	Description
4.1	Specimen of Common Share Certificate (incorporated by reference to exhibit of the same number contained in the Company’s Annual Report on Form 10K for its fiscal year ended October 31, 1999)

5.1	Opinion of Robinson & Cole LLP

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Robinson & Cole LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page of this registration statement)
Item 17. Undertakings
The undersigned Registrant hereby undertakes:
          1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.
          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
          2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
          4. That, for the purpose of determining liability under the Securities Act to any purchaser:
(a)	each prospectus filed by the registrant pursuant to Rule 424(b)(3)shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(b)	each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or
          5. That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

          6. The undersigned registrant hereby undertakes that: (i) for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of the registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective; and (ii) for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          7. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          8. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Signatures
          Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Danbury, State of Connecticut, on January 15, 2010.

FUELCELL ENERGY, INC.
By:	/s/ Joseph G. Mahler
Joseph G. Mahler
Senior Vice President and Chief Financial Officer

          Such person whose signature appears below hereby appoints R. Daniel Brdar and Joseph G. Mahler, and each of them, each of whom may act without joinder of the other, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to execute in the name and on behalf of such person any amendment or any post-effective amendment to this registration statement, and any registration statement relating to any offering made in connection with the offering covered by this registration statement that is to be effective on filing pursuant to Rule 462(b) under the Securities Act, and to file the same, with exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing appropriate or necessary to be done, as fully and for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.
          Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ R. Daniel Brdar R. Daniel Brdar	President, Chief Executive Officer, Chairman of the Board and a Director (Principal Executive Officer)	January 12, 2010

/s/ Joseph G. Mahler Joseph G. Mahler	Senior Vice President, Chief Financial Officer, Corporate Secretary and Treasurer (Principal Accounting and Financial Officer)	January 12, 2010

/s/ Richard A. Bromley Richard A. Bromley	Director	January 11, 2010

/s/ James Herbert England James Herbert England	Director	January 11, 2010

SIGNATURE	TITLE	DATE
/s/ Glenn H. Epstein Glenn H. Epstein	Director	January 10, 2010

/s/ James D. Gerson James D. Gerson	Director	January 13, 2010

/s/ Thomas L. Kempner Thomas L. Kempner	Director	January 11, 2010

/s/ William A. Lawson William A. Lawson	Director	January 9, 2010

/s/ George K. Petty George K. Petty	Director	January 11, 2010

/s/ John A. Rolls John A. Rolls	Director	January 11, 2010

/s/ Togo Dennis West, Jr. Togo Dennis West, Jr.	Director	January 12, 2010

INDEX OF EXHIBITS

Exhibit No.	Description
4.1	Specimen of Common Share Certificate (incorporated by reference to exhibit of the same number contained in the Company’s Annual Report on Form 10K for its fiscal year ended October 31, 1999)

5.1	Opinion of Robinson & Cole LLP

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Robinson & Cole LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page of this registration statement)